Exhibit 12.

MOUNTAIN FUEL SUPPLY COMPANY
RATIO OF EARNINGS TO FIXED CHARGES

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
                                    Year Ended December 31,
                                        1993        1992        1991
                                    (Dollars in Thousands)
EARNINGS

Income before income taxes              $32,778     $30,846     $41,349
Plus debt expense                        15,423      15,254      15,163
Plus allowance for
  borrowed funds used
  during construction                       228         246         191
Plus interest portion of rental
   expense                                  126          83          98

                                        $48,555     $46,429     $56,801

FIXED CHARGES
Debt expense                            $15,423     $15,254     $15,163
Plus allowance for
  borrowed funds used
  during construction                       228         246         191
Plus interest portion of rental
   expense                                  126          83          98

                                        $15,777     $15,583     $15,452

RATIO OF EARNINGS TO
  FIXED CHARGES                            3.08        2.98        3.68

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